Exhibit (a)(3)

Estado Libre Asociado de Puerto Rico

Commonwealth of Puerto Rico

CERTIFICADO DE ENMIENDA DEL CERTIFICADO DE INCORPORACION

ANTES DE RECIBIRSE PAGOS CON CARGO AL CAPITAL

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION

BEFORE THE RECEIPT OF PAYMENT OF CAPITAL

Registro número: 129,223

Registry number:

PRIMERO: El/Los Articulo(s) First

FIRST: Article (s)

del Certificado de Incorporación de Tax-Free Puerto Rico Daily Fund, Inc., of the Certificate of Incorporation of

una corporatión organizada bajo las leyes de Puerto Rico, queda(n) enmendado(s) para que lea(n) como sigue:

a corporation organized pursuant to the laws of Puerto Rico, has/have been amended so that it/they read(s) as follows:

First: Name of the Corporation. The name of the Corporation is: Puerto

Rico Short Term Investment Fund, Inc.

SEGUNDO: Dicha(s) enmienda(s) fue(ron) adoptada(s) por una mayoría de los incorporadores (o mayoría los

SECOND: Said amendment(s) was/were adopted by a majority of the incorporators (or majority of the directors directores si estuviesen consignados en el certificado de incorporatión o si hubiesen sido elegidos y en posesión de su if they were named in the certificate of incorporation or have been elected.)

cargo.)

TERCERO: No se han recibido pagos con cargo al capital corporativo de dicha corporatión.

THIRD: No payment of capital to said corporation has been received.

EN TESTIMONIO DE LO CUAL, Yo, /s/ Ricardo Ramos, Oficial Autorizado que suscribe, juro que los datos contenidos en este Certificado son ciertos, hoy día 13 del mes de noviembre del año 2006.

IN WITNESS WHEREOF, I, _______________ Authorized Officer who signs this certificate, hereby swear that the facts herein stated are true, this ___ of _______________, 19__.

Oficial Autorizado
Authorized Officer